Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                          ---------------------------

                               CONOLOG CORPORATION

                -----------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                                            52-0853566
----------------------------------------------------------------------------
(State or other jurisdiction                          (I.R.S. Employer
  of incorporation)                                    Identification
                                                        Number)

 5 Columbia Road, Somerville, New Jersey             08876
-----------------------------------------------------------------------
(Address of Principal Executive Offices)             (Zip Code)


                                Warren Schreiber
                              Consulting Agreement
                          ----------------------------------
                            (Full Title of the Plans)


                            Arnold N. Bressler, Esq.
                    Milberg Weiss Bershad Hynes & Lerach LLP
                             One Pennsylvania Plaza
                          New York, New York 10119/0165
            ------------------------------------------------------
                     (Name and address of agent for service)

                                 (212) 594-5300
            -----------------------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

Approximate date of commencement of proposed sale to the public:
As Soon As Practicable After Registration Statement Becomes
Effective.

                               Page 1 of 31 Pages

                          Exhibit Index Begins on Page
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                  (Facing Page Continued on the Following Page)

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                          (Continuation of Facing Page)


                         CALCULATION OF REGISTRATION FEE


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                                                  Proposed              Proposed
 Title of                                          Maximum               Maximum
Securities                   Amount               Offering              Aggregate              Amount of
  to be                      to be                Price Per             Offering              Registration
Registered                 Registered   Share (1)                        Price (1)                Fee
--------------------------------------------------------------------------------------------------------------------


Common Shares,                100,000             $4.8125 (2)           $481,250.00              $165.95
par value $1.00               shares
per share


----------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Based upon the average of the high and low sales prices of the Common Shares on the National Association of Securities Dealers Automated Quotation Systems, Inc. on February 17, 1998 of $4.8125 per share.

         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution and adjustment provisions of any options to purchase shares registered hereby.


                                EXPLANATORY NOTE

                  As provided in Instruction C to Form S-8, any prospectus that is to be used for reoffers and resales of restricted securities must be filed as a part of a Registration Statement on Form S-8 in accordance with the applicable requirements of Part I of Form S-3. Accordingly, the Prospectus that is to be used for reoffers and resales of shares of Common Stock acquired under the Warren Schreiber Consulting Agreement prior to the effective date of this Registration Statement has been filed as a part of this Registration Statement.

PROSPECTUS
                                 100,000 Shares
                               Conolog Corporation
                                  Common Stock



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                  This prospectus relates to 100,000 shares (the "Shares) of
Common Stock, par value $1.00 per share (the "Common Stock"), of Conolog Corporation (the "Company") that may be offered for sale for the account of a certain shareholder of the Company as stated herein under the heading "Selling Shareholder."

                  The Selling Shareholder has advised the Company that sales of the Shares offered hereunder by him, or by his pledges, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), to describe any material arrangements for the sale of the Shares offered hereunder when such arrangements are entered into by the Selling Shareholder and any other broker-dealers that participate in the sale of the Shares.

                  The Selling Shareholder and any broker-dealers or other persons acting on his behalf in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on their sale of Common Stock as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and the Selling Shareholder.

                  No period of time has been fixed within which the Shares may be offered or sold. None of the proceeds from the sale of the Shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholder, which will be borne by the Selling Shareholder.

                  The shares of Common Stock offered hereby involve certain risks. See "Risk Factors" beginning on page 7 of this Prospectus.

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


                  The Company's Common Stock is traded on the Nasdaq SmallCap Market under the Symbol "CNLG." On February 17, 1998, the last sale price of the Common Stock on the Nasdaq SmallCap Market was $5.00 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is February 23, 1998.

                  No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Shareholder. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state or any person to whom it is unlawful to make such offer in such state.

THE COMPANY

                  Conolog Corporation, a Delaware corporation (the "Company" or "Conolog") was organized in 1968 and is engaged in the design, manufacture (directly or through subcontractors) and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmission and reception and other communication areas that are used in both military and commercial applications. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets.

                  The Company is engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by the Company); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by the Company) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter.

                  Since the 1980's, Conolog has been an active participant in providing electromagnetic wave filters for major military programs, such as the Patriot Missile, Hawk Missile and Sea Sparrow Missile. In addition to these projects, Conolog components are currently used by the military in tanks, the Apache helicopters and the MK-50 torpedoes.

                  During 1987, the Company made the strategic decision to redirect the Company's focus from military to commercial markets. Since that time, the Company has refocused on manufacturing and marketing its products for the commercial marketplace rather than depend on the military and defense related markets. The effort has included the introduction of new products, the redesign of existing products and increased advertising and marketing efforts, as permitted by its limited financial resources. The percentage of revenues attributed to products manufactured for use in commercial applications increased from approximately 4% of sales in 1981 ($171,000) to approximately 85% of sales in 1997 ($900,000). The decision to embark on this program entailed a major design effort, including the coordination of outside engineering consultants to develop a complete line of products aimed at the Company's target markets. The emphasis was on products for electric utilities, cogeneration of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology. DSP designs have long term stability with minimum or no maintenance, allowing the Company to offer customers a product line with a 12 year warranty - a first on the market.

                  Testing of the Company's first commercial product group, the Teleprotection Series PTR-1000, was under way in the latter part of 1992 by Bonneville Power Administration. This detailed test permitted the Company to "fine tune" the product for power transmission applications. In March 1994, the PTR-

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1000 was approved for use by such utility and thereafter by other utilities and municipalities. To date, the Company has sold and delivered over 800 PTR-1000 sets to 18 utilities and 5 municipalities, most of which are installed and in service.

                  Following the PTR-1000, in 1993, the Company introduced its "98 Series" Tone Products for water, gas, telephone and oil companies, waste-water, traffic control and airports. In 1994 the Company unveiled the Power Supply Series (allowing the various utilities to power-up the equipment from any power source), the "40 Series" for transmission of analog variable data (i.e., water levels, gas pressures, and temperature) and the Multiplexer Series which permits the transmission of up to 900 separate data points, again using a telephone line, microwave link, or satellite. In 1994 the Company also introduced the "68 Series" tone products. This series is the "98 Series" repackaged mechanically specifically for customers with older systems wanting to upgrade to DSP technology without the expense of a complete mechanical installation. The "68 Series" offers the entire line offered by the "98 Series". In 1995 the Company introduced a stand alone "98 Series" transmitter and receiver for field installations and a wide range fiber optic interface for the Iniven products. The fiber optic interface is also available as a stand alone coupling device. In 1996 the Company launched its industrial grade 1200 Baud Modem for data transmission/communication and completed the PTR-1000 System options. Through 1997, the Company designed and is in the process of completing and building the PTR-1500 Quad System, Protection Equipment, exclusively for the General Electric Company ("GE"), to be labeled GE-NS50 Series, for worldwide sales as detailed in the agreement between GE and Conolog dated April 1, 1997.

                  Due to the end of the cold war and the downsizing of the American military, the Company experienced unexpected sharp reductions of military contracts in fiscal 1993 (the Company's fiscal year end is July 31) resulting in a 50% decline in the Company's sales for that year, down to $1,486,298 from $2, 997,308 in fiscal 1992. The sales of new products could not replace the decrease in military sales. The Company, however, continued to pursue sales as aggressively as its available resources would permit. Sales in fiscal 1994 increased to $2,044,860, a 37% increase over fiscal 1993. Sales in fiscal 1995 were $2,090,933 a 2% increase over fiscal 1994. Sales in fiscal 1996 were $1,924,466 an 8% decrease from fiscal 1995. Sales in fiscal 1997 were $1,123,390, a 42% decrease from fiscal 1996. Revenues from the Company's military product sales represented approximately 60%, 30%, 23% and 10% of sales of the Company in fiscal 1994, 1995, 1996 and 1997, respectively, reflecting the Company's emphasis on commercial sales and markets.

                  The Company's products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, teleprinting of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. The Company's products may be used independently or in combination with other products to form a system type configuration, whereby the Company's equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

                  The Company is presently engaged and focused in two basic market areas: (1) Military sales via direct contract sales to the military, as subcontractor to systems producers and to foreign governments; and (2) Commercial sales (under the tradename "INIVEN" (A Division of Conolog)) via direct sales to end users, sales to system assemblers and sales to contractors/installers.

                  On August 16, 1995, the Company completed an underwritten offering ("1995 Offering") of its securities by selling 235,750 Units ("Units"), each Unit consisting of two (2) shares of Common Stock and one (1) Redeemable Class A Warrant ("Class A Warrant" or "Warrant") at a price of $10.00 per Unit. The Company received net proceeds of $1,853,025. On January 21, 1998, the Company completed an underwritten public offering ("1998 Offering") of its securities by selling 700,000 Units ("1998 Units") consisting of one (1) share of Common Stock and four (4) Redeemable Class A Warrants at a price of $5.00 per 1998 Unit. The Company received net proceeds of approximately $2,750,000.

                  The Company's executive offices are located at 5 Columbia Road, Somerville, New Jersey 08876, telephone
(908) 722-8081.


                                  RISK FACTORS

                  In making comparisons with other investments or in considering the success of other investments, one should bear in mind that the success of any investment depends upon many factors including opportunity, general economic conditions, experience and competence of management. There is no representation that the same positive factors are present in this Company which have been present in like ventures that have been successful.

                  Any person who is considering the purchase of the Securities offered herein should carefully consider the adverse factors described below. Any one or more of these factors could have a negative effect on the Company of such impact as to cause the value of the Company's securities to be greatly diminished.

                  1. Working Capital; Stockholders' Equity; Prior Periods' Losses and Profits. At October 31, 1997, the Company had working capital of $2,297,213 and stockholders' equity of $2,678,198. The Company's continued existence is dependent upon

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it successfully expanding its business and attaining profitable operations. The
Company reported losses of $173,198, $3,810,736, income of $291,754 and losses of $537,290 for the quarter ended October 31, 1997, and the years ended July 31, 1997, 1996 and 1995, respectively. The profit in 1996 was only due to the debt extinguishment of $1,232,728, which after the deferred tax asset of $492,352 resulted in extraordinary income of $740,376. The profits (losses) reported included inventory write-offs of $28,101, $50,281 and $656,248, for years 1997, 1996 and 1995, respectively. In addition, reported interest expense for October 31, 1997 was $13,350, and $81,025, $131,854, and $253,686 for the years 1997,
1996 and 1995, respectively.

                  2. Working Capital; Cash Flow; Backlog. At October 31, 1997, the Company had working capital of $2,297,213. At July 31, 1997, the Company had working capital of $2,456,122. For the periods ended October 31, 1997 and July 31, 1997 cash flow used in operations amounted to $298,345 and $654,214. The Company has no material cash commitments for the current period other than consistent with supporting existing orders, new orders and contracts. Funds to support said commitments will be provided for from cash on hand, new receivables and, if necessary, borrowings. As of July 31, 1997 the Company had a backlog of $2,900,000. Of such backlog, $2,800,000 relate to the Company's PTR-1000 series of products which are subject to the terms of the blanket-contracts with certain of its largest customers. See "Risk Factors-Dependence on Large Customers." The terms of such contracts are not binding and only represent potential purchases, whereby the Company sets certain prices for its products for the duration of the contract.

                  3. Risks Attendant to Expansion. The Company intends to utilize a portion of the net proceeds of the 1998 Offering to hire employees, complete the PTR-1500 designing and testing of mainframe, design, build and test of the option modules and event recorders, complete the radio interface for the Company's tone and multiplex products and market the Company's products. The Company anticipates using approximately $600,000 to complete this task and have marketable products by March 1998. Like any business enterprise operating in a specialized and competitive market, the Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, unforeseen negative publicity and competition. Many of the risks inherent in the Company's business may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully market the Company's products or develop new products in a timely or effective manner, which would materially adversely affect the Company's operating results.

                  4. Minimal Sales Staff. The Company employs only 2 marketing executives. In 1995, the Company elected a Vice President of Marketing and Sales who introduced a comprehensive advertising campaign for the major product lines in water/waste water and utility publications appearing monthly. In addition,

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the Company has signed up to attend the major shows pertaining to water, waste water and power utilities. Although the response to these efforts have shown promise, the success of the Company's future marketing efforts will depend on the market environment and the needs of the economy.

                  5. Reliance on Component Manufacturers. The Company is dependent on outside suppliers for all of the subcomponent parts and raw materials necessary to manufacture the Company's products. A shortage, delay in delivery, or lack of availability of a given part could lead to manufacturing delays, which could reduce sales until the problem is remedied. All electrical components of the Company's products are standard stock items for which a replacement vendor can be readily obtained. The Company is not dependent upon any single supplier. The Company purchases some custom parts, primarily printed circuit boards. The failure of a vendor of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

                  6. Dependence on Present Management. The success of the Company is dependent upon the services of its current management, particularly Robert S. Benou, its President, and its key engineers. Mr. Benou has entered into an employment agreement with the Company pursuant to which Mr. Benou will be employed by the Company through May 31, 2002, however, if the employment of Mr. Benou by the Company terminates, or he is unable to perform his duties, the Company may be substantially affected. The Company intends to obtain key man insurance on the life of Mr. Benou in the amount of $1,000,000, to be payable to the Company. If the Company were to lose the services of any of its other key employees, there is no assurance that the Company would be able to locate and retain a qualified replacement. The prolonged lack of availability of any current member of senior management, whether as a result of death, disability or otherwise, could have an adverse effect upon the business of the Company.

                  7. Competition: Rapid Technological Change. The market for the Company's products is very competitive. There are several companies engaged in the manufacture of products of the type produced by the Company, most of which are substantially larger and have substantially greater name recognition and greater financial resources and personnel. The principal elements of competition in the Company's markets include product quality and reliability, price, service and delivery. Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. The Company is an insignificant factor in the industry. There can be no assurance that the Company will be able to develop or acquire new products to keep the Company competitive or stay competitive in general. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost effective manner or its failure to increase functionability of existing products or remain price competitive, would materially adversely affect the


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Company's operating results. There can be no assurance that the Company will be successful in its product development efforts.

                  8. Dependence on Large Customers. Sales to the Company's two major customers during fiscal 1997 (General Electric and Bonneville Power Administration) totalled $255,500 and $200,000, respectively (22% and 18%, respectively of all sales). Sales to the Company's major customer in fiscal 1996 (B.C. Hydro-Canada ) totaled $401,000 (20% of all sales). Sales to the Company's major customer in fiscal 1995 (United States Government) totaled $424,849 (20% of net sales). During fiscal 1994, sales to the Company's only major customer (Westinghouse Electric Corp. - Naval Systems Division) totaled $597,000 (29% of net sales). The Company has three (3) ongoing contracts, in addition to existing open orders. These may continue to produce revenue past the date of this prospectus, namely from the General Electric Company and Bonneville Power Administration. However, these contracts are blanket contracts, are not binding and only represent potential purchases, whereby the Company sets certain prices for its products for the duration of the contract. Thus, there are no guaranteed future purchases under such contracts. The loss of General Electric and Bonneville Power Administration would have a material adverse effect upon the Company. None of such customers has or had any material relationship other than business with the Company.

                  The dependence on major customers subjects the Company to significant financial risks in the operation of its business should a major customer terminate, for any reason, its business relationship with the Company. In such event the financial condition of the Company may be adversely affected and the Company may be required to obtain additional financing, of which there can be no assurance. The Company has taken into account the decreasing military budget of the United States. Currently less than 50% of the Company's revenues are derived from the military and are expected to diminish as a percentage of sales.

                  9. Defense Industry Downsizing - Historical Dependence on Government Contracts. Recent world events have resulted in a decreased demand for defense related products causing a general downsizing of the American defense industry. These factors, along with federal budget constraints, have caused the Company to realize order cancellations in the amount of $650,000 since 1990 and for another $600,000 placed on a production hold pending specific releases. The Company's ability to continue to attract and retain orders from defense contractors, which as a group accounted for $150,000 in fiscal 1997 or 13% of the Company's total revenue of $1,123,390 has been affected. The Government shutdown during the last half of 1995 and early 1996 seriously aggravated an already deteriorating situation impairing overall sales level growth. While the Company has changed its strategy for growth by a conversion to primarily commercial business, there can be no assurance that it will be completely successful in this objective.

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                  10. Lack of Price Stability. The Company's sales to
defense-related contractors and manufacturers have historically occurred in a relatively stable price environment. Pressure in defense spending may adversely affect prices and profit margins in that market. While the Company believes that its planned expansion in the commercial market will help it to better manage such a change in the defense market, there can be no assurance that it will be completely successful in this objective.

                  11.      Investigations Involving VTR Capital, Inc.

                  SEC Investigation. The Company has been advised by VTR Capital Inc., ("VTR") one of the underwriters of the 1998 Offering that the Securities and Exchange Commission ("SEC") has issued an order directing a private investigation by the staff of the SEC. Such order empowers the SEC staff to investigate whether, from June 1995 to the present, VTR and certain other persons and/or entities may have engaged in fraudulent acts or practices in connection with the purchase or sale of securities of certain companies in violation of Sections 10(b) and 15(c)(1) of the Securities Act of 1934, as amended (the "Exchange Act") and Section 17(a) of the Securities Act of 1933, as amended. These acts or practices include whether VTR and certain other brokers or dealers effected transactions or induced transactions by making untrue statements of material fact and whether VTR and certain others have engaged in manipulative, deceptive or other fraudulent devices. The formal order also concerns whether VTR and certain others who have agreed to participate in a distribution have violated Rule 10b-6 of the Exchange Act by having bid for or purchased securities for accounts in which it had a beneficial interest or which is the subject of such distribution. As of January 7, 1998, VTR understands that the SEC investigation is ongoing and that there are presently no allegations of wrongdoing and no actual findings. The Company has been advised that VTR has in the past made a market in the Company's Common Stock and Class A Warrants and intends to continue to do so subject to compliance with Regulation M of the Exchange Act. An unfavorable resolution of the SEC investigation concerning the sales and trading activities and practices of VTR could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected.

                  NASD Investigation. The Company has also been advised by VTR that during 1996 and 1997, the staff of the NASD conducted an inquiry into the trading and sales practices of securities of another company in and around April 1995. In connection with the inquiry, the NASD staff obtained documents from VTR and conducted on-the-record interviews of, among others, VTR's Chief Executive Officer, Head Trader and Chief Financial Officer. In late 1997, the NASD staff advised VTR's counsel that it had completed its investigation and that it intended to recommend that a formal disciplinary proceeding be instituted against VTR, its Chief Executive Officer and Head Trader, as well as certain other individuals not affiliated with VTR for fraudulent market

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manipulation in connection with a purported unregistered distribution as well as for violation of VTR's restriction agreement. As of January 7, 1998, to VTR's knowledge, no complaint has been issued in this matter. An unfavorable resolution of the NASD investigation could have the effect of limiting VTR's ability to make a market in the Company's securities in which case the market for and liquidity of the Company's securities may be adversely affected.

                  12. Redemption of Redeemable Warrants. The Class A Warrants are subject to redemption by the Company commencing the earlier of (i) January 21, 2000 or (ii) January 21, 1999, with the consent of IAR Securities Corp., the lead underwriter of the Company's 1998 Offering ("Representative"), at a price of $.05 per Warrant if the closing bid price for the Common Stock equals or exceeds $7.20 per share for any 20 trading days ending no earlier than the fifteenth trading day prior to the date of the notice of redemption. In the event that the Warrants are called for redemption by the Company, Warrantholders will have thirty (30) days during which they may exercise their rights to purchase shares of Common Stock. If holders of the Warrants elect not to exercise them upon notice of redemption thereof, and the Warrants are subsequently redeemed prior to exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. As a result of an exercise of the Warrants, existing Stockholders may be diluted and the market price of the Common Stock may be adversely affected.

                  13. Restrictions on Marketmaking Activities During Warrant Solicitation. To the extent that the Representative solicits the exercise of Class A Warrants, the Representative may be prohibited pursuant to the requirements of Regulation M under the Exchange Act from engaging in marketmaking activities during such solicitation and for a period of up to five days preceding such solicitation. As a result, the Representative may be unable to continue to provide a market for the Company's securities during certain periods while the Class A Warrants are exercisable. The Representative is not obligated to act as a marketmaker.

                  14. Nasdaq Listing and Continued Listing Requirements. The Company's Common Stock and Class A Warrants are currently listed on the Nasdaq SmallCap Market, Inc. ("Nasdaq"). For continued listing on Nasdaq, a company, among other things, must have $2,000,000 in net tangible assets, 500,000 shares in the public float, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in the Common Stock and Warrants would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to

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the price of, the securities offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's securities.

                  15. "Penny Stock" Regulations; Risk of Low-Priced Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be an equity security that has a market price (as defined in the regulations) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from Nasdaq, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers. In most instances, unless the purchaser is either (i) an institutional accredited investor, (ii) the issuer, (iii) a director, officer, general partner or beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock that is the subject of the transaction, or (iv) an established customer of the broker-dealer, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market- maker, the broker-dealer must disclose this fact and the broker- dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in the offering to sell the Company's securities in the secondary market.

                  16. Restricted Shares of Common Stock Eligible for Future Sale. Immediately prior to the issuance and sale of the Shares hereunder, the Company had an aggregate 3,516,126 shares of its Common Stock issued and outstanding, 315,356 of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who have held their restricted securities for at least two years are not subject to the volume or transaction limitations.) Any such sales could have a material adverse effect on the market price for the Common Stock, should a trading market develop.

                  17. No Common Stock Dividends. The Company has not paid any dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings which may be generated from the Company's operations will be used to finance the growth of the Company even if the Company's operations are profitable.

                  18. Governmental Regulation. The Company's manufacturing facilities, in common with those of the industry generally, are subject to numerous existing and proposed Federal and state regulations designed to protect the environment, establish occupational safety and health standards and many other matters. The Company believes that its operations are in compliance with existing regulations and does not believe that said compliance has had or will have any material effect upon its capital expenditures, earnings or competitive position.

                  19. Dependence on Qualified Personnel. Because of the technological nature of the Company's business, the Company is dependent upon its ability to attract and retain technologically qualified personnel. There is significant competition for technologically qualified personnel and the Company may not be successful in recruiting such qualified personnel.

                  20. Additional Authorized Shares Available for Issuance May Adversely Affect the Market. The Company is authorized to issue 20,000,000 shares of its Common Stock, $1.00 par value. As of the date hereof there are a total of 3,516,126 shares of Common Stock issued and outstanding (not including treasury stock). However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 1,135,750 Class A Warrants to purchase up to 1,135,750 shares of the Company's Common Stock issued in 1995, the 1995 Public Offering Underwriter's option to purchase up to 41,000 shares of Common Stock and 20,500 Class A Warrants to purchase 20,500 shares of Common Stock the exercise of up to 2,800,000 Class A Warrants included in the 1998 Units offered to investors in the 1998 Offering to purchase 2,800,000 shares of Common Stock, the Representative's option to purchase up to 70,000 shares of Common Stock and 280,000 Class A Warrants to purchase 280,000 shares of Common Stock, the Representative's Over-Allotment Option of 105,000 Units consisting of 105,000 shares of Common Stock and 420,000 Class A Warrants to purchase 420,000 shares of Common Stock and the 1,200,000 shares of Common Stock issuable upon exercise of the 1,200,000 Class A Warrants being offered by certain Selling Securityholders (assuming the Selling Securityholders exercise their right to convert the Convertible Bridge Notes. After reserving a total of 6,072,250 shares of

Common Stock for issuance upon the exercise of all the warrants to purchase Common Stock, the Company will have at least 10,427,626 shares of authorized but unissued capital stock available for issuance without further shareholder approval (of which 155,239 has been reserved for conversion of all of the Company's Series A and Series B Preferred Stock outstanding). In addition, the Company is authorized to issue 2,000,000 shares of Preferred Stock (of which 156,197 is outstanding. The Company's officers, directors, and principal stockholders have agreed not to sell any of their shares of capital stock until June 21, 1999 without the prior written consent of the Representative. Also, the Company has agreed not to issue any additional securities until January 21, 2000 without the prior written consent of the Representative other than in certain circumstances. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this offering.

                  21. Lack of Patent Protection or Proprietary Rights. Other than as set forth below, the Company currently does not have any patent or trademark applications pending. However, the Company may file patent or trademark applications relating to certain of the Company's products. If patents or trademarks were to issue, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents or trademarks or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce their proprietary rights. Except as may be required by the filing of patent or trademark applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the results of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreements by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

                  The Company uses the trademark INIVEN for its commercial products. The Company believes that its prospects are dependent primarily upon its ability to offer its customers high quality, reliable products at competitive prices rather than on its ability to obtain and defend patents and trademarks. The Company does not believe that its INIVEN trademark is of material importance to the Company's business.


                               SELLING SHAREHOLDER

                  This Prospectus relates to the offering of 100,000 shares of Common Stock of the Company by the Selling Shareholder, Warren Schreiber, which were acquired pursuant to the Consulting Agreement.


                            VALIDITY OF COMMON STOCK

                  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Milberg Weiss Bershad Hynes & Lerach LLP.


                                     EXPERTS

                  The Financial statements of the Company as of April 30, 1997 and 1996, and for each of the three years in the period ended July 31, 1997, incorporated by reference in this Prospectus, have been audited and reported upon by Rosenberg Rich Baker Berman & Company, independent accountants. Such financial statements have been incorporated by reference in this Prospectus in reliance upon the report of Rosenberg Rich Baker Berman & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that Rosenberg Rich Baker Berman & Company audits and reports on the financial statements of the Company issued at future dates and consents to the use of their report thereon, such financial statements also will be incorporated by reference in this Prospectus in reliance upon their report and said authority.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, registration statements and other information that has been or will be filed by the Company.

                  The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act.

This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain portions of which are omitted as permitted by the Rules and Regulations of the Commission. Copies of the Registration Statement and the exhibits are on file with the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined, without charge, at the offices of the Commission set forth above. For further information, reference is made to the Registration Statement and its exhibits.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission (File No. 0-8174) are incorporated by reference in this Prospectus:
(1) the Company's Annual Report on Form 10-K/A for the year ended July 31, 1997;
(2) the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1997; (3) all other reports filed by the Company pursuant to Sections 13 or 15(d) of the Exchange Act since July 31, 1997; and (4) the description of the Company's Common Stock contained in its Registration Statement on Form S-1 (No. 333-35489), including any amendments or reports filed for the purpose of updating such description.

                  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

                  The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876, telephone (908) 722-8081.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Commission (File No. 0-8174) pursuant to the Securities Exchange Act of 1934 are incorporated by reference into this Registration Statement.

        (1) The Company's Annual Report on Form 10-K/A for the fiscal year ended July 31, 1997.

        (2) The Company's quarterly report on Form 10-Q for the quarter ended October 31, 1997.

        (3) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (Registration No. 333-
35489).

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.           Description of Securities.

                  Incorporated by reference into this Registration Statement as described in Item 3 above.


Item 5.           Interest of Named Experts and Counsel.

                  Not applicable.


Item 6.           Indemnification of Officers and Directors.

                  The Company's Certificate of Incorporation requires the Company to indemnify its officers, directors and employees to the fullest extent permitted by law, including full or partial indemnification for any judgment, settlement or related expense. In addition, advances of expenses to officers and directors are permitted upon an undertaking by the person to be indemnified to repay all such expenses if he or she is ultimately found not to be entitled to indemnification. The indemnification provision in the Company's Certificate of Incorporation applies to all actions and proceedings including those brought by or in the right of the Company. Directors and officers remain liable for acts and omissions not in good faith or which involve intentional misconduct and transactions from which such officer or director derives improper personal benefit.

Item 7.           Exemption from Registration Claimed.

                  The shares to be reoffered or resold pursuant to this Registration Statement were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act, which provides an exemption for transactions not involving a public offering. In determining that such exemption was available, the Company relied on the fact that, as an offering only to consultants of the Company, the shares were being issued through direct communication only to a limited number of investors having both knowledge of and access to the most relevant information regarding the Company and that the certificates evidencing such shares bear a legend restricting transfer in non-registered transactions.

Item 8.           Exhibits.

Exhibit
Number                          Description

5                 Opinion of Milberg Weiss Bershad Hynes & Lerach
                  LLP

10                Consulting Agreement by and between the Company
                  and Warren Schreiber, dated as of February 6,
                  1998

23                Consent of Rosenberg Rich Baker Berman & Company


Item 9.                    Undertakings.

(1)        The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(i)(ii) do not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the undersigned Registrant pursuant to
           Section 13 or 15(d) of
           the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)               The undersigned Registrant hereby undertakes that, for
           purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
           Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 23rd day of February, 1998.

                                               CONOLOG CORPORATION


                                               By /s/
                                                 ------------------------------
                                                     Robert S. Benou
                                                     President and Director

                   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Date:  February 23, 1998                        /s/
                                               -----------------------------
                                                    Robert S. Benou
                                                   President and Director



Date:  February 23, 1998                      /s/
                                             --------------------------------
                                                    Arpad J. Havasy,
                                                    Executive Vice President,
                                                    Secretary, Treasurer and
                                                             Director



Date:  February 23, 1998                     /s/
                                            ----------------------------------
                                                      Marc R. Benou
                                                      Vice President, Assistant
                                                      Secretary and Director



Date:  February 23, 1998                   /s/
                                          ------------------------------------
                                                     Louis S. Massad,
                                                     Director



Date:  February 23, 1998                  /s/
                                         -------------------------------------
                                                      Edward J. Reilly,
                                                      Director

                                      II-5